Exhibit 16.1

June 10, 2019
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Rent-A-Center, Inc. and subsidiaries (the Company) and, under the date of March 1, 2019, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2018 and 2017 and the effectiveness of internal control over financial reporting as of December 31, 2018. On June 5, 2019, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated June 10, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements:

(i)
that the audit committee of the board of directors of the Company appointed Ernst & Young, effective immediately upon the completion of E&Y’s client acceptance procedures, which occurred on June 8, 2019, to serve as the Company’s new independent registered public accounting firm; or

(ii)	in the fifth paragraph.
Very truly yours,
/s/ KPMG LLP